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                                   Exhibit 11
                   HANOVER FOODS CORPORATION AND SUBSIDIARIES
                        Computation of Earnings Per Share

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
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                                    Thirty-Nine Weeks Ended              Thirteen Weeks Ended
                                --------------------------------    -------------------------------
                                   March 2,          March 3,         March 2,           March 3,
                                    1997              1996              1997               1996
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
PRIMARY

Earnings:
  Net Earnings                   $ 5,039,000       $ 1,281,500       $ 1,474,000       $ 657,000
  Preferred stock dividends          (23,000)          (23,000)           (7,000)         (7,000)
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Net earnings applicable to
  common stock                   $ 5,016,000         1,258,000         1,467,000         650,000
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SHARES

Weighted average number of
  shares outstanding                 720,556           729,895           720,556         730,337
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Net earnings per share --
  primary                        $      6.96       $      1.72       $      2.03       $     .89
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